UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                                USWEB CORPORATION
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                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)



                                   917327 10 8
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                                 (CUSIP Number)


                        January 1, 1999-December 31, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|   Rule 13d-1(b)

         |X|   Rule 13d-1(c)

         |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 917327 10 8
----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          SOFTVEN No. 2 Investment Enterprise Partnership
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 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
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 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Japan
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                           5.   SOLE VOTING POWER
  NUMBER OF                     0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                      0
    EACH                   -----------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                       0
    WITH:                  -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
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----------------------
CUSIP NO. 917327 10 8
----------------------


ITEM 1(a).        NAME OF ISSUER: USWeb Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                  OFFICES: 2880 Lakeside Drive, Santa Clara
                  California 95054.

ITEM 2(a).        NAME OF PERSON FILING:  SOFTVEN No. 2
                  Investment Enterprise Partnership ("SOFTVEN No. 2")

                  The managing partner of SOFTVEN No. 2 is SoftVenture Capital Inc., which is wholly owned by SOFTBANK Corp., a Japanese corporation. Mr. Masayoshi Son is the President and Chief Executive Officer of SOFTBANK and owns an approximately 50% interest in SOFTBANK.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  24-1 Nihonbashi-Hakozakicho,
                  Chuo-Ku, Tokyo 103-8501, Japan.

ITEM 2(c).        CITIZENSHIP: Tokyo, Japan

ITEM 2(d).        TITLE OF CLASS OF SECURITIES: Common Stock,
                  $.001 par value.

ITEM 2(e).        CUSIP NUMBER: 917327 10 8.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)    [ ]  Broker or dealer registered under Section 15 of
                              the Exchange Act.

                  (b)    [ ]  Bank as defined in Section 3(a)(6) of the
                              Exchange Act.

                  (c)    [ ]  Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act.


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CUSIP NO. 917327 10 8
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                  (d)    [ ]  Investment company registered under Section 8 of
                              the Investment Company Act.

                  (e)    [ ]  An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(E).

                  (f)    [ ]  An employee benefit plan or endowment
                              fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g)    [ ]  A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h)    [ ]  A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act.

                  (i)    [ ]  A church plan that is excluded from the
                              definition of an investment company under
                              Section 3(c)(14) of the Investment Company
                              Act.

                  (j)    [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:                  0

          (b)  PERCENT OF CLASS:                           0%

          (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                (i)  SOLE POWER TO VOTE OR DIRECT THE VOTE:
                     0

               (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:
                     0

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                     0

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CUSIP NO. 917327 10 8
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                (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                     0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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----------------------
CUSIP NO. 917327 10 8
----------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000

                                    SOFTVEN NO. 2 INVESTMENT ENTERPRISE
                                    PARTNERSHIP
                                    By:  Yoshitaka Kitao, President & CEO


                                            By:  /s/ Stephen A. Grant
                                                 ------------------------------
                                            Stephen A. Grant, Attorney-in-Fact


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                                  EXHIBIT INDEX


                  Exhibit A                  Power of Attorney